EXHIBIT 10.1b
LEASE AGREEMENT
THIS LEASE AGREEMENT is entered into as of the 30th day of October, 2012, between DAIKIN INDUSTRIES, LTD., a Japanese corporation having its principal office at Umeda Center Bldg., 4-12, Nakazaki-Nishi 2-chome, Kita-ku, Osaka 530-8323 (“Landlord”) and DAIKIN-SAUER-DANFOSS MANUFACTURING LTD., a Japanese corporation having its principal office at 1-1 Nishi-Hitotsuya, Settsu, Osaka 566-8585 (“Tenant”).
Tenant plans to change its name to DAIKIN-SAUER-DANFOSS LTD. as of the 1st day of January, 2013.
The parties hereby agree as follows:
Article 1: DEFINITION
As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Demised Premises” shall mean the space in the Building as shown on the floor plan attached hereto as Exhibit A with the gross area of twelve thousand three hundred sixty-one (12,361) square meters.

(b)	“Building” shall mean the buildings named Dai-2-Koujou, Dai-5-Koujou and Yuki-Dai-1-Shiken-Koujou located in the Plant.

(c)	“Plant” shall mean Landlord's Yodogawa Plant at 1-1 Nishi-Hitotsuya, Settsu, Osaka.

(d)	“Lease Term” shall have the meaning set forth in Article 3.

(e)	“Permitted Use” shall mean office, manufacturing, test laboratory, warehouse and incidental and ordinary related uses.

(f)	“Common Facilities” shall have the meaning set forth in Article 6.

(g)	“Rent” shall have the meaning set forth in Section 8.1.
(h)    “Fee for Common Service” shall have the meaning set forth in Section 8.2.
Article 2: Lease
Landlord hereby leases the Demised Premises to Tenant and Tenant hereby leases the Demised Premises from Landlord, subject to all of the terms, covenants and conditions in this Agreement.
Article 3: Lease Term
The Lease Term shall commence on the 1st day of January, 2013 and unless sooner terminated pursuant to the provisions of this Agreement, shall continue for a period of one (1) year from such date. Unless written notice to the contrary shall have been given by either party to the other party at least three (3) months prior to the expiry of such term or any extension thereof, the Lease Term shall automatically be extended for successive period of one (1) year each.
Article 4: Permitted Use
Tenant shall use the Demised Premises only for the Permitted Use and shall not use for any other purpose.
Article 5: Use of Demised Premises

5.1.	Tenant shall use the Demised Premises, the Common Facility and other common area in the Plant with the care of a good manager.

5.2.	Tenant shall not make any alternations, additions or improvements to or of the Demised Premises or the Building or any part thereof without the prior written consent of Landlord in each instance.

5.3.
Tenant shall not sell, convey, assign, sublet or otherwise transfer or encumber all or any part of Tenant's interest in this Agreement or the Demised Premises without the prior written consent of Landlord in each instance.

5.4
Tenant shall, and shall cause its employees and visitors to, keep strictly confidential, and not use any purpose, any information relating to Landlord which has come to their knowledge at the occasion of, or in connection with, the use of the Demised Premises.

Article 6: Use of Common Facilities
Tenant is entitled to use in common with Landlord the following Common Facilities in the Plant:
(a)    Canteen;
(b)    Meeting room;
(c)    Reception room;
(d)    Clothing-change room;
(e)    Medical center;
(f)    Parking zone; and
(g)    Other facilities requested by Tenant and permitted by Landlord.
Article 7: Rules and Regulations
Tenant shall observe and comply with the rules and regulations made by Landlord for the proper management of the Plant and/or the Buildings. Landlord may change such rules and regulations if it feels the changes are appropriate, and Tenant agrees to observe and comply with the rules and regulations as so amended.

Article 8: Rent and Fee for Common Service

8.1.	The Rent for the lease of the Demised Premises each month shall be one million six hundred ninety thousand two hundred fourteen Yen (¥1,690,214) excluding consumption tax.

8.2
Tenant shall pay to Landlord the Fee for Common Service, which is necessary to the operation, maintenance, repair, replacement and administration of the Common Facilities and other common area in the Plant, and the common services provided to Tenant in common with Landlord's divisions in the Plant such as security service, cleaning service and mail service. The amount of the Fee for Common Service shall be determined by Landlord according to the allocation rule of Landlord and notified to Tenant in September for the amount to be paid during the six months period from October to March, and in March for the amount to be paid during the six months period from April to September.

8.3.	Tenant shall pay to Landlord utility charges such as those for electricity, steam, water and air in respect of the Building pro rata to the amount used.

8.4.
Payment of the Rent, the Fee for Common Service and charges set forth Section 8.3. shall be made by Tenant semiannually in arrears by transfer to the bank account designated by Landlord no later than the end of March and September.

8.5.
Payment of the Rent and the Fee for Common Service shall be prorated on the basis of a thirty (30) day month if the termination date of this Agreement occurs on a day other than the last day of a calendar month.

Article 9: Termination

9.1.	Landlord may immediately terminate this Agreement by giving a written notice to Tenant, if any of the following events should occur:

(a)	if Tenant fails to make any payment required to be made by Tenant under this Agreement for a period of fourteen (14) days after such payment is due;

(b) if Tenant fails to observe or perform any other covenants, conditions or provisions of this Agreement and such failure continues for more than thirty (30) days after receipt of a written notice thereof by Landlord.
(c) if the ratio of Landlord's equity ownership in Tenant becomes less than 50%.

9.2.	Tenant may terminate this Agreement at any time during the Lease Term, by giving three (3) months prior written notice to Landlord.
Article 10: Reinstatement
At the expiration or sooner termination of this Agreement, Tenant shall, at Tenant's own expense, reinstate the Demised Premises to its original state and condition.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DAIKIN INDUSTRIES, LTD.

By: /s/    Yoshihisa Ohara
Name: Yoshihisa Ohara
Title: Senior Manager

DAIKIN-SAUER-DANFOSS MANUFACTURING LTD.
By: /s/ Masahiko Itou
Name: Masahiko Itou
Title: President